Exhibit 99.1

GSI Technology, Inc. Announces Stock Repurchase Program

SUNNYVALE, Calif.--January 26, 2012--GSI Technology, Inc. (Nasdaq: GSIT) today announced that its Board of Directors has adopted a new program to repurchase, at management’s discretion, shares of GSI Technology’s common stock having an aggregate purchase price of up to $10 million. Combined with previously existing authority under a repurchase program adopted in November 2008, the Company now has the authority to repurchase shares having an aggregate purchase price of up to $11.4 million. Under the expanded repurchase program, the Company may repurchase shares from time to time on the open market or in private transactions. The Company will fund the repurchases through the use of its own cash resources. The specific timing and amount of the repurchases will be dependent on market conditions, securities law limitations and other factors. The repurchase program may be suspended or terminated at any time without prior notice. In connection with the repurchase program, the Company may adopt one or more plans pursuant to the provisions of Rule 10b5-1 under the Securities Exchange Act of 1934. Needham & Company will act as an agent for GSI Technology in the repurchase program. As of December 31, 2011, GSI Technology had 28,016,515 shares of common stock outstanding.

“The share repurchase program underscores the Board’s confidence in GSI Technology’s long-term financial outlook as well as our commitment to optimize the Company’s capital structure to enhance shareholder value while maintaining a strong balance sheet that will allow us to meet the challenges of the current economic environment and invest in the growth of our business,” said Lee-Lean Shu, president and chief executive officer.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Sunnyvale, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include changes in market conditions, fluctuations in the price of the Company’s common stock and changes in the Company’s cash requirements which may affect the timing and amount of repurchases under the repurchase program. These changes may result from factors affecting the economy, the semiconductor market generally or the Company’s business or future financial results. Further information regarding risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including factors discussed under the caption “Risk Factors” in such filings.

CONTACT:
GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
(408) 331-9802